Exhibit 10.1

May 4, 2014

David A. Yovanno

[PRIVATE ADDRESS]

Offer of Employment by Marin Software Incorporated

Dear David:

I am very pleased to confirm our offer to you of employment with Marin Software Incorporated (the “Company”) in the position of Chief Executive Officer based in our San Francisco office. Your start date shall be on May 7, 2014. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary. Your starting salary will be at the annualized rate of $400,000.00 USD per year (less normal payroll deductions and withholdings), and will be subject to review on an annual basis. In addition you will be eligible to receive an annual bonus of $200,000.00 USD per year (less normal payroll deductions and withholdings) pursuant to the Company’s FY2014 Executive Bonus Plan (the “2014 Bonus Plan”) based 100% on the achievement of the corporate goals set forth therein, subject to the terms and conditions of the 2014 Bonus Plan.

2. (a) Benefits. In addition, you will be eligible to participate in regular health, vision and dental insurance, 401(k), and other employee benefit plans established by the Company for its employees from time to time. Comprehensive medical benefits go into effect on the first of every month. If your start date falls any time after the first of the month, your benefits will start on the first day of the following month. Except as expressly provided herein, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future. US management (Vice Presidents and above) do not accrue paid time off (PTO). In addition 12 regular Company holidays each calendar year and unlimited sick days are provided.

(b) Commute Benefits. The Company also will reimburse you for (i) costs you incur for weekly travel to and from your home in Ventura to the Company’s office in San Francisco, not to exceed $15,000.00 per year and (ii) rent for an apartment in San Francisco, not to exceed $6,300.00 per month. All such expenses must be submitted in accordance with the Company’s travel and expense policy. The Company will review and adjust the maximum monthly rent payment for your apartment in San Francisco upon each renewal of the applicable lease. Each month, the Company will pay you a tax bonus equal to all applicable withholding and payroll taxes required by law to be paid by you with respect to the income you realize upon our reimbursement of your rent and commuting expenses under this Section 2(b), plus a Gross-Up Payment (as defined below). The Gross-Up Payment shall be paid on the same date as the tax bonus to which it relates. “Gross-Up Payment” means a cash payment in an amount such that, after subtracting all applicable federal, state and local income and withholding taxes with respect to the tax bonus (calculated based on the highest marginal tax rate applicable to you for 2014), the amount retained by you from the tax bonus and the cash payment, equals the tax bonus.

3. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing with updates from time-to-time as requested any other gainful employment, business or activity that you are currently associated with or participate in. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. Notwithstanding anything in this Agreement to the contrary, you may engage in charitable activities and community affairs, and with the prior approval of the Board of Directors you may serve as a director of any corporation which does not compete in any way with Company business or proposed business; provided that such activities are not inconsistent with your obligations to the Company.

4. (a) Options. On or concurrently with your date of hire, we will recommend to the Compensation Committee (the “Committee”) of the Board of Directors of the Company that you be granted an option to purchase 900,000 shares of Company common stock (the “Shares”), with an exercise price per share equal to the closing price per share of Company common stock on The New York Stock Exchange as of the date of the Committee’s approval of the grant. The vesting and the other terms of the option will be set by the Committee. Any option granted to you will be governed by the terms and conditions of the applicable grant agreement and the Marin Software Incorporated 2013 Equity Incentive Plan.

(b) RSUs. On or concurrently with your date of hire, we will recommend to the Committee that you be granted 90,000 Restricted Stock Units (“RSUs”), the terms and conditions of which will be governed by the applicable award agreement and the Marin Software Incorporated 2013 Equity and Incentive Plan. The vesting, settlement and other terms of the RSUs will be set by the Committee.

5. (a) At Will Employment. While we look forward to a profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment or other relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. You should regard any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment or service for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you), and approved by the Company’s Board of Directors.

(b) Severance and Change in Control Agreement. You agree to sign the Company’s standard Severance and Change in Control Agreement applicable to executive and senior officers of the Company, which provides certain severance benefits if your employment relationship is terminated under certain circumstances. You will not be entitled to any severance benefits if your employment is terminated by the Company for Cause (as defined in the Severance and Change in Control Agreement).

6. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

7. Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In addition to any other award, the arbitrator shall award the prevailing party attorneys’ fees, costs and arbitration costs, incurred by the prevailing party as a result of the arbitration.

123 Mission Street, 25th Floor | San Francisco, CA 94105 | (415) 399-2580 | (415) 704-3085 (fax) | www.marinsoftware.com

8. Successors, Binding Agreement. This Agreement shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement. This Agreement may be amended only in writing by an agreement specifically referencing this Agreement which is signed by both you and the Company. In the event that a court or other trier of fact invalidates one or more terms of this Agreement, all the other terms of this Agreement shall remain valid and enforceable. You shall have no duty to mitigate any damages caused by the breach of the Company of this Agreement. You represent that your performance of all the terms of this Agreement and your duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, non-competition or similar agreement with any former employer or other party. You represent that you will not bring with you to the Company or use in the performance of your duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company. Concurrently with the execution of this offer letter, you and the Company will sign the Company’s standard Indemnity Agreement.

10. Acceptance. This offer is contingent on a satisfactory background check. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to Nancy Kato, Chief People Officer. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call Nancy or me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

Bruce W. Dunlevie, Lead Independent Director

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

David A. Yovanno	Date: May 4, 2014

123 Mission Street, 25th Floor | San Francisco, CA 94105 | (415) 399-2580 | (415) 704-3085 (fax) | www.marinsoftware.com